Exhibit 4.3

THIRD AMENDMENT TO RIGHTS AGREEMENT

This Amendment No. 3 to the Amended and Restated Rights Agreement, dated as of January 23, 2023 (this “Third Amendment”), is made between American Strategic Investment Co., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated as of August 17, 2020, as amended by Amendment No. 1 thereto, dated as of August 12, 2021, and as further amended by Amendment No. 2 thereto, dated August 10, 2022 (the “Rights Agreement”);

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Third Amendment complies with Section 27 of the Rights Agreement; and

WHEREAS, the Company and the Rights Agent desire to amend the definition of “Acquiring Person” in the Rights Agreement as further described herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Amendment to Section 1.1. The definition of “Acquiring Person” contained in Section 1.1 of the Rights Agreement is hereby amended by designating the existing subsection (vi) of that definition as (vii) and changing any current reference to subsection (vi) of that definition to (vii).

2.	Amendment to Section 1.1. The definition of “Acquiring Person” contained in Section 1.1 of the Rights Agreement is hereby further amended by adding a new subsection designated as (vi) to read as follows:

“(vi) any Person who becomes the Beneficial Owner of 4.9% or more of the shares of Common Stock solely as a result of the exercise of subscription rights granted to holders of record of Common Stock as of 5:00 p.m., Eastern Time, on January 12, 2023 to subscribe for shares of Common Stock offered pursuant to a prospectus supplement filed with the Securities and Exchange Commission and dated January 23, 2023 (the shares of Common Stock equal to or in excess of 4.9% referred to herein as the “Permitted Excess Shares”); provided, however, that, on each occasion in which a Person who is the Beneficial Owner of Permitted Excess Shares sells, transfers or otherwise disposes of any shares of Common Stock, the number of Permitted Excess Shares shall be reduced by the number of shares sold, transferred or otherwise disposed of (such new number of Permitted Excess Shares referred to herein as the “Adjusted Excess Share Amount”) and if, at any time, such Person shall become the Beneficial Owner of any additional shares of Common Stock above the greater of (x) the Adjusted Excess Share Amount and (y) 4.9% of the outstanding shares of Common Stock, in each case, without the approval of the Board of Directors, or a committee thereof, then such Person shall be deemed an Acquiring Person.”

3.	This Third Amendment may be executed in any number of counterparts, and each counterpart shall for all purposes be deemed to be an original, and all counterparts shall together constitute but one and the same instrument. A signature to this Third Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

4.	This Third Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights, duties, immunities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

American Strategic Investment Co.

By:	/s/ Christopher J. Masterson
	Name:	Christopher J. Masterson
	Title:	Chief Financial Officer and Treasurer

Computershare Trust Company, N.A., as Rights Agent

By:	/s/ Rachel Fisher
	Name:	Rachel Fisher
	Title:	Sr. Contract Negotiation Specialist

[NYC – Third Amendment to Rights Agreement]